                                                                   EXHIBIT 11.1
                               QUANTUM CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                              Three Months Ended                  Nine Months Ended
                                               Dec. 29,        Dec. 31,           Dec. 29,      Dec. 31,
                                                   1996            1995               1996         1995
                                             ----------      ----------         -----------   ----------
PRIMARY
Weighted average number of
   common shares during the
   period                                         58,218         52,941              57,132       51,131
Incremental common shares
   attributable to exercise of
   outstanding options                             3,146              -               2,149        3,334
                                                --------       ---------           --------     --------

Total shares                                      61,364         52,941              59,281       54,465
                                                ========       =========           ========     ========
Net income                                       $52,435        $(2,481)            $60,851      $32,486
                                                ========       =========           ========     ========
Net income per share                               $0.85         $(0.05)              $1.03        $0.60
                                                ========       =========           ========     ========

FULLY DILUTED
Weighted average number of
   common shares during the
   period                                         58,218         52,941              57,132       51,131
Incremental common shares
   attributable to exercise of
   outstanding options and
   conversion of 6 3/8%
   convertible subordinated
   debentures and 5% convertible
   subordinated notes                             19,978          9,825              19,236       11,731
                                                --------       ---------           --------     --------
Total shares                                      78,196         62,766              76,368       62,862
                                                ========       =========           ========     ========

Net income:
   Net income                                    $52,435        $(2,481)            $60,851      $32,486
   Add 6 3/8% convertible
      subordinated debentures and
      5% convertible subordinated
      notes interest, net of income
      tax effect                                   2,732          1,500               8,414        4,837

Net income, as adjusted                          $55,167          $(981)            $69,265      $37,323
                                                ========       =========           ========     ========
Net income per share                               $0.71         $(0.02)  *           $0.91        $0.59
                                                ========       =========           ========     ========

* The primary net income per share is shown in the statements of income as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debt is anti-dilutive.